Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Credit Suisse Park View BDC, Inc.:

We consent to the use of our report included herein and to the reference to our firm under the headings “Selected Financial Data,” “Senior Securities” and “Independent Registered Public Accounting Firm” in the prospectus.

/s/ KPMG LLP

New York, New York
March 24, 2016